SWK Holdings Corporation Announces Financial Results for Third Quarter 2020

Conference Call and Live Audio Webcast Scheduled for Monday, November 16, 2020, at 10:00 a.m. ET

Corporate Highlights

•	Enteris BioPharma, Inc., (“Enteris”) a wholly-owned subsidiary of SWK Holdings, recognized $2.5 million in milestone revenue under the license agreement with Cara Therapeutics, Inc. (“Cara”)
◦	Under the Enteris acquisition agreement, SWK is required to pay the sellers of Enteris $1.0 million in consideration for achieving the milestone
•	Closed $4.4 million purchase of portfolio of royalties from PDL BioPharma, Inc. (“PDL”)
•	Post quarter closed $3.9 million purchase of royalty on portfolio of Ostomy products
•	Repurchased 70,176 shares during the third quarter 2020; Share repurchase program expired September 30, 2020. Since initiation of authorization, SWK has repurchased approximately 3% of its outstanding shares.

Third Quarter 2020 Financial Highlights

•	Core specialty finance segment generated a 11.9% adjusted ROIC with yielding assets increasing 4.6% year over year to $183.5 million
•	Total revenue for the quarter ended September 30, 2020 was $10.6 million, a 68% increase from $6.3 million for the quarter ended September 30, 2019
•	Quarterly GAAP net income of $4.3 million, or $0.34 per diluted share, and non-GAAP adjusted net income of $6.7 million
•	Non-GAAP specialty finance net income of $6.2 million for the quarter ended September 30, 2020, as compared to $6.5 million for the quarter ended September 30, 2019
•	Tangible financing book value per share[1] of $15.52 as of September 30, 2020
•	Deployed $4.4 million during the quarter, with an additional $3.9 million deployed post quarter close. As of November 10, 2020, SWK had approximately $11.6 million in cash and equivalents and an additional $20.0 million availability remaining on a revolving credit facility.

Dallas, TX, November 13, 2020 – SWK Holdings Corporation (Nasdaq: SWKH), a life sciences focused specialty finance company catering to small and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the third quarter ended September 30, 2020.

“The third quarter and recent weeks continued what has been a strong 2020 for SWK, highlighted by additions to our royalty portfolio as well as solid results in our specialty finance segment, with an adjusted return on invested capital of 11.9 percent for the past 12 months,” stated Winston Black, Chairman and CEO of SWK. “The credit quality of our specialty finance portfolio remains strong. The progress reported by our portfolio partners, particularly amid the challenges presented by the Covid-19 pandemic, illustrates the merit of building an investment portfolio focused on small and mid-sized life sciences companies with differentiated commercial products. This remains the foundation of SWK Holdings, and, we believe, the engine that will drive consistent growth.”

Mr. Black continued, “Characteristic of this strategy was a recent pair of opportunistic royalty transactions. The $4.4 million acquisition in October of a royalty on a portfolio of Ostomy products, preceded in August by the purchase of the royalties for Coflex®, Kybella® and Zalviso® from PDL, were very much in keeping with our approach to targeting off-the-run opportunities. We continue to source attractive financing opportunities and believe the current market environment remains favorable for SWK’s specialty finance strategy.”

1 Excludes the deferred tax asset, intangible assets, goodwill, property and equipment and contingent consideration payable

Mr. Black concluded, “We are also pleased with the progress at our subsidiary, Enteris, as it advances its mission to be the industry leader in the development of orally delivered peptides and small molecules. Under CEO Rajiv Khosla, Enteris remains focused on maximizing the potential of the Company’s Peptelligence® platform through external partnerships and its own internal development pipeline. Enteris’s partnership with Cara continues to advance as evidenced by receipt of a $2.5 million milestone payment from Cara in October for the ongoing development of Oral KORSUVA™. Additional payments are expected from Cara in coming quarters, subject to the achievement of certain development milestones for Oral KORSUVA™. Importantly, for future potential partners, we believe the successful advancement of the Cara partnership validates the breadth and depth of Enteris’s comprehensive pharmaceutical capabilities.”

Third Quarter 2020 Financial Results

For the third quarter 2020, SWK reported total revenue of $10.6 million compared to $6.3 million for the third quarter 2019. Revenue primarily consisted of interest and fees earned on our finance receivables and royalty payments, as well as pharmaceutical development revenue generated by Enteris, including a milestone from Cara. The $4.3 million increase in total revenues during the 2020 period included $2.5 million of milestone revenue related to Enteris’s license agreement with Cara, a $0.9 million net increase in royalty income and a $0.7 million net increase in fees and interest earned on our finance receivables due to additional funding on existing loans.

Income before taxes for the third quarter 2020 totaled $3.9 million compared to $3.5 million for the same period of the previous year. The year over year increase is primarily driven by the increase in revenue noted above and partially offset by a $2.3 million increase in expense for the amortization of Enteris-related intangibles, a $1.0 million increase in overall operating expenses (excluding amortization of Enteris-related intangibles), and a $0.1 million net loss in changes in the fair value of our derivatives and equity positions.

The GAAP net income for the third quarter ended September 30, 2020 totaled $4.3 million, or $0.34 per diluted share, compared to $4.2 million, or $0.32 per diluted share for the third quarter 2019. For the third quarter 2020, non-GAAP adjusted net income was $6.7 million, and non-GAAP adjusted net income for the specialty finance segment was $6.2 million. These figures for the third quarter of 2019 were $5.0 million of adjusted net income and $6.5 million adjusted net income for the specialty finance segment.

Income producing assets (defined as finance receivables and corporate debt securities) totaled $183.5 million as of September 30, 2020. This is a 4.6% increase compared with the income producing assets of $175.5 million as of September 30, 2019.

Book value per share was $18.44 as of September 30, 2020, which was negatively impacted during the quarter by a $0.20 per share expense related to the amortization of Enteris-related intangible assets, a $0.01 per share loss due to the increase in the fair value of the Enteris acquisition-related contingent consideration liability. Book value per share was $18.31 as of December 31, 2019 and $17.63 as of September 30, 2019. The increase in the Enteris acquisition-related contingent liability resulted from increased expectations regarding achievement of certain milestones associated with Enteris’s existing license agreements. Tangible financing book value per share totaled $15.52 as of September 30, 2020, which excludes the deferred tax asset, intangible assets, goodwill, property and equipment and contingent consideration payable. Management views tangible financing book value per share as a relevant metric to value the company’s core specialty finance business.

Tables detailing SWK’s financial performance for the third quarter 2020 are below.

Portfolio Status

During the third quarter 2020, SWK deployed $4.4 million to purchase from PDL royalty interest for Coflex®, Kybella®, and Zalviso®. At the end of the third quarter 2020, the weighted average projected effective yield of the finance receivables portfolio was 13.4%, including non-accrual positions, versus 13.9% as of the end of the third quarter in the previous year. The projected effective yield is the rate at which income is expected to be recognized pursuant to SWK’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables and excludes non-interest earning assets such as warrants and equity investments.

Total portfolio investment activity for the three months ended September 30, 2020 and 2019 was as follows (in thousands):

(in thousands)	Three Months Ended September 30,
	2020	2019
Beginning Portfolio	$182,311	$173,647
Interest paid-in-kind	623	70
Investment in finance receivables	6,350	7,500
Investment in marketable investments	—	159
Loan discount and fee accretion	555	362
Net unrealized gain (loss) on marketable investments and warrant assets	(193)	734
Principal payments received on investments	(1,860)	(1,091)
Royalty (paydowns) accretion	(826)	(964)
Warrant investments, net of cancellations	79	—
Ending Portfolio	$187,039	$180,417

Portfolio Updates Post Quarter End

After the close of the third quarter 2020, SWK closed a definitive agreement with Trio Healthcare Ltd. to purchase certain royalty interests on a portfolio of Ostomy products, for a $3.9 million cash payment. SWK also received approximately $4.4 million in proceeds from the payoff of its portion of the Aimmune Therapeutics, Inc. loan facility in conjunction with its sale to Nestle.

As of November 10, 2020, SWK had $8.0 million in unfunded commitments.

Update on Enteris BioPharma

•	In October 2020, Enteris received a $2.5 million milestone payment from Cara Therapeutics under the license agreement. Under the Enteris acquisition agreement, SWK paid the sellers of Enteris $1.0 million in consideration for achieving this milestone.
•	Enteris continues work on the expansion of its Boonton, NJ manufacturing facility to enable Phase 3 clinical trial material production. Completion of the upgrade is expected by year-end 2020
•	On November 9, 2020, Cara Therapeutics disclosed the following as it relates to the Oral KORSUVA program:
o	Expectation for an FDA End-of-Phase 2 Meeting for Oral KORSUVA in chronic kidney disease-associated pruritus (CKD-aP) in non-hemodialysis patients in first quarter 2021. Additionally, Cara expects to initiate the safety portion of the Phase 3 program in the fourth quarter 2020 prior to the meeting.
o	Expected Phase 2 top-line data results for Oral KORSUVA in atopic dermatitis in first half 2021.
o	Expected Phase 2 top-line data results for Oral KORSUVA in chronic liver disease-associated pruritus: primary biliary cholangitis in first half 2021.

Update on Share Repurchase Program

On March 26, 2020, the SWK Board of Directors authorized a new program for the repurchase of up to an aggregate of $2.0 million of SWK’s common shares from time to time through a “10b5-1 trading plan” in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. This program, which expired on September 30, 2020, replaced the previous share repurchase program that expired on February 29, 2020. In the aggregate, SWK repurchased 70,176 shares during the quarter ended September 30, 2020 and 384,368 shares since the commencing of the repurchase program through November 10, 2020, deploying $4.2 million into SWK’s equity, all executed at a material discount to the SWK’s book value per share.

Adjusted Non-GAAP Net Income

Net income in accordance with GAAP for the three-month period ended September 30, 2020, was $4.3 million, or $0.34 per diluted share.

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended September 30, 2020 and September 30, 2019. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and loss on remeasurement of contingent consideration.

(in thousands)	Three Months Ended September 30,
	2020	2019
Consolidated net income	$4,342	$4,157
Subtract: income tax benefit	(451)	(614)
Plus: loss on fair market value of equity securities	178	—
Plus (Subtract): (gain) loss on fair market value of derivatives	(87)	1,152
Plus: Enteris intangibles amortization expense	2,588	321
Plus: loss on remeasurement of contingent consideration	174	—
Adjusted income before provision for income taxes	6,744	5,016
Adjusted provision for income taxes	—	—
Non-GAAP consolidated net income	$6,744	$5,016

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants as mark-to-market changes are non-cash, (ii) income taxes as SWK has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) loss on remeasurement of contingent consideration.

Specialty Finance Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the specialty finance business for the three-month period ended September 30, 2020. The table eliminates expenses associated with the acquisition of Enteris, and Enteris operating losses. The adjusted income before the provision for income taxes is derived in the table above and eliminates provisions for income taxes, and non-cash mark-to-market changes on warrant assets and equity securities.

(in thousands)	Three Months Ended September 30,
	2020	2019
Adjusted income before provision for income taxes	$6,744	$5,016
Plus: Enteris acquisition expense	—	962
Plus (Subtract): Enteris operating (gain) loss excluding intangibles amortization	(576)	497
Adjusted specialty finance income before provision for income taxes	$6,168	$6,475
Adjusted provision for income taxes	—	—
Non-GAAP specialty finance net income	$6,168	$6,475

Tangible Financing Book Value per Share

The following table provides a reconciliation of SWK’s total stockholders’ equity to the non-GAAP measure tangible finance book value per share for the three-month period ended September 30, 2020. The table eliminates the net deferred tax asset; the assets and liabilities associated with the Enteris acquisition, including intangible assets, goodwill, and Enteris property and equipment, net; and contingent consideration associated with the Enteris transaction. Management utilizes the adjusted tangible finance book value per share to track the assets and performance of the specialty finance segment.

(in thousands)	Three Months Ended September 30,
	2020	2019
Total stockholders’ equity	$235,701	$227,628
Less: Net deferred tax asset	25,986	20,098
Tangible book value	$209,715	$207,530
Less: Intangible assets	15,983	32,703
Less: Goodwill	8,404	4,602
Less: Property and equipment, net	3,361	1,240
Plus: Contingent consideration payable	16,464	16,274
Non-GAAP tangible finance net book value	$198,431	$185,259
Shares outstanding – basic	12,782	12,908
Non-GAAP tangible finance book value per share	$15.52	$14.35

Conference Call Information:

SWK Holdings will host a conference call and live audio webcast on Monday, November 16, 2020, at 10:00 a.m. ET, to discuss its corporate and financial results for the third quarter 2020. Interested participants and investors may access the conference call by dialing either:

•	(844) 378-6488 (U.S.)
•	(412) 317-1079 (international)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on November 16, 2020.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income and non-GAAP specialty finance net income, which are not metrics that are compliant with generally accepted accounting principles in the United States (GAAP).

•	Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as SWK has substantial net operating losses to offset against future income, and (iii) depreciation and amortization expenses, primarily associated with the Enteris acquisition).
•	In addition to the adjustments noted above, non-GAAP specialty finance net income also excludes Enteris operating losses (adjusted for intangibles amortization) and one-time expenses related to the acquisition of Enteris.
•	Tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as a replacement for, the most comparable GAAP measure.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialty finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris Biopharma, whose core Peptelligence® drug delivery technology creates oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Maureen McEnroe, CFA (Investors)

212-375-2664

mmcenroe@tiberend.com

Jason Rando/Johanna Bennett (Media)

212-375-2665/212-375-2686

jrando@tiberend.com

jbennett@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$9,314	$11,158
Interest and accounts receivable, net	4,608	2,554
Marketable investments	1,136	1,802
Other current assets	1,911	1,087
Total current assets	16,969	16,601

Finance receivables, net	183,242	172,825
Marketable investments	254	466
Deferred tax asset, net	25,986	25,780
Warrant assets	2,407	3,555
Intangible assets, net	15,983	25,113
Goodwill	8,404	8,404
Property and equipment, net	3,368	1,292
Other non-current assets	190	336
Total assets	$256,803	$254,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,625	$3,061
Total current liabilities	3,625	3,061

Contingent consideration payable	16,464	14,500
Warrant liability	—	76
Other non-current liabilities	1,013	203
Total liabilities	21,102	17,840

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,782,151 and 12,917,348 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	13	13
Additional paid-in capital	4,430,757	4,432,146
Accumulated deficit	(4,195,069)	(4,195,627)
Total stockholders’ equity	235,701	236,532
Total liabilities and stockholders’ equity	$256,803	$254,372

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Finance receivables interest income, including fees	$7,869	$6,198	$22,738	$21,243
Pharmaceutical development	2,778	149	3,076	149
Other	—	2	9	4
Total revenues	10,647	6,349	25,823	21,396
Costs and expenses:
Provision for credit losses	—	—	—	609
Impairment expense	—	—	163	—
Interest expense	101	79	365	259
Pharmaceutical manufacturing, research and development expense	1,182	286	3,311	286
Change in fair value of acquisition-related contingent consideration	174	—	1,964	—
Depreciation and amortization expense	2,681	358	9,629	368
General and administrative	2,527	2,718	8,215	5,301
Total costs and expenses	6,665	3,441	23,647	6,823
Other (expense) income, net
Unrealized net gain (loss) on warrants	87	(1,152)	(1,151)	(146)
Unrealized net (loss) gain on equity securities	(178)	1,787	(666)	1,787
Income before provision (benefit) for income taxes	3,891	3,543	359	16,214
Provision (benefit) for income taxes	(451)	(614)	(199)	1,171
Consolidated net income	$4,342	$4,157	$558	$15,043
Net income per share
Basic	$0.34	$0.32	$0.04	$1.17
Diluted	$0.34	$0.32	$0.04	$1.17
Weighted Average Shares
Basic	12,905	12,904	12,891	12,903
Diluted	12,916	12,908	12,898	12,906

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Consolidated net income	$558	$15,043
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan credit losses	—	609
Impairment expense	163	—
Amortization of debt issuance costs	141	140
Deferred income taxes	(206)	1,171
Change in fair value of warrants	1,151	146
Change in fair value of equity securities	666	(1,787)
Change in fair value of acquisition-related contingent consideration	1,964	—
Loan discount amortization and fee accretion	(1,598)	122
Interest paid-in-kind	(2,369)	(875)
Stock-based compensation	549	337
Interest income in excess of cash received	—	(82)
Depreciation and amortization expense	9,629	368
Changes in operating assets and liabilities:
Interest and accounts receivable	(2,054)	(112)
Other assets	(819)	(252)
Accounts payable and other liabilities	1,434	(1,434)
Net cash provided by operating activities	9,209	13,394

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(19,707)
Investment in equity securities	—	(159)
Investment in finance receivables	(12,458)	(41,039)
Repayment of finance receivables	5,928	32,630
Corporate debt security principal payments	49	49
Purchases of property and equipment	(2,354)	—
Other	(220)	(100)
Net cash used in investing activities	(9,055)	(28,326)

Cash flows from financing activities:
Repurchases of common stock, including fees and expenses	(1,998)	(809)
Net cash used in financing activities	(1,998)	(809)

Net decrease in cash and cash equivalents	(1,844)	(15,741)
Cash and cash equivalents at beginning of period	11,158	20,227
Cash and cash equivalents at end of period	$9,314	$4,486